UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2009

YATINOO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-149995	20-8066540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

510 Turnpike Street, Suite 103 North Andover, MA 01845
(Address of principal executive offices)

Registrant’s telephone number, including area code: (978) 222-9813

Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In an action to consolidate Yatinoo, Inc.’s (the “Company”) operations into one central location, the Company has decided to relocate all aspects of the Company’s operations and management to its offices in North Andover, Massachusetts, except for a small development team which will remain in Morocco and continue to be headed by its Chief Technology Officer, Mr. Mohamed Agness.

a)                 On March 20, 2009, Khaled Akid resigned as President, CEO and Chairman of the Board of Directors as a result of the Company’s inability to obtain financing.  On March 23, 2009, Antonio Galvez, Treasurer, Chief Financial Officer and a director; Youness Douiri, Chief Operating Officer and a director and Reudiger Schild, Executive Vice President and a director, all resigned from the Company.  Their resignation was a result of Mr. Akid’s resignation and the Company’s financial condition.  Each officer agreed to finalize open matters, including, but not limited to, the year end audit.

b)                 On March 25, 2009, Yatinoo, Inc. announced the appointment of  Mr. Francis P. Magliochetti, Jr. as interim Chief Executive Officer of the Company, effective immediately.  Mr. Magliochetti will serve in this role until a new Chief Executive Officer is elected by the Company.

Mr. Francis P. Magliochetti, Jr., age 51, is the Manager of Parcae Capital, a consulting firm which provides interim executive management to companies. Mr. Magliochetti is a seasoned executive, specializing in the service, product and technology environment. Over the last 25 years he has served on numerous companies’ Boards of Directors and Advisory Boards.  On February 13, 2007, Mr. Magliochetti entered into a Plea and Cooperation Agreement with the U.S. Attorney’s Office in the U.S. District Court for Massachusetts, pursuant to which he was subsequently sentenced to three years’ probation in connection with the criminal proceedings brought against National Century Financial Enterprise, a lender to Mr. Maglochetti’s employer.  Prior to joining the Company, Mr. Magliochetti has been an independent healthcare consultant during which time he founded Medical Solutions Management, Inc. in 2005 and has since served as a consultant to such company.  From December 2006 until March 9, 2007, Mr. Magliochetti served as Chairman of the Board and Chief Executive Officer of Andover Medical, Inc.  Mr. Magliochetti has served as Chairman and/or Chief Executive Officer for companies such as Rehab Medical Holdings LLC, OrthoRehab, Inc. (from February 2002 until January 2005), Kontron Cardiovascular Systems, Chartwell Diversified Services, Inc, MED Diversified, as well as numerous others. He has held senior positions with Haemonetics, American Hospital Supply and Baxter International. Mr. Magliochetti holds an A.M.P. Certificate from Harvard Graduate School of Business, a GMP Certificate from Stanford Business School, a M.B.A. from Suffolk University and a B.S. in Pharmacy from Northeastern University.

In connection with his appointment, the Compensation Committee granted Mr. Magliochetti an option to purchase 5,000,000 shares of the Company's common stock.  The option will vest monthly over a period of twelve months and the pricing will be based on the mean selling price of the stock over the following 12 months. Mr. Magliochetti and the Company will also enter into the Company’s standard director and executive officer indemnification agreement and standard confidential information and invention assignment agreement.

Reference is made to the description of Mr. Magliochetti's compensatory arrangements described above, and such description is incorporated by reference into this Item 5.02(e). Reference is made to the Company’s Current Report on Form 8-K for November 13, 2008, as amended, with regard to any transaction between the Company and any affiliate of Mr. Magliochetti prior to his appointment as an officer.

c)           Effective March 25, 2009, the Board of Directors of Yatinoo, Inc., appointed Mr. Peter K. Rogal to serve as a member of the Company's Board of Directors. As a new member of the Board of Directors, Mr. Rogal was granted a non-qualified stock option to purchase 250,000 shares of the Company's common stock pursuant to the terms of the Company's 2008 Incentive Stock Option Plan.

d)           Mr. Peter K. Rogal has over 30 years of experience in the high tech electronics industry as a sales and marketing executive, serial entrepreneur and business executive.  Mr. Rogal started his career at a defense contractor, Lockheed Sanders in 1979.  Subsequently, he was the founder, equity partner and sales executive of a defense electronics firm Dynaco Corp.  Mr. Rogal was a majority shareholder of Comtel Electronics, a military printed circuit board and electro-mechanical assembly company.  In 1996, Comtel and Dynaco were sold to Palomar Corporation.  Mr. Rogal next founded Comtel Security Systems, in Tustin, CA.  Comtel Security Systems was subsequently sold to a series of private investors.  He then joined Gold Circuit Electronics Ltd, a manufacturer of high volume commercial and industrial printed circuit boards, as President.  Gold Circuit Electronics Ltd has become one of the largest and most respected suppliers of printed circuit boards in the world.  Currently, Mr. Rogal is the CEO of Gold Circuit Electronics Global Sales and Services LLC.  Mr. Rogal is also the founder and 100% shareholder of Brooktrout Ventures, a small to midsized angel investing and marketing firm focusing on the electronics industry and Hi-Q USA an innovative aquarium products design and manufacturing company.  Mr. Rogal received his BS in Economics and Political Science from Ithaca College.

There were no transactions between the Company and Mr. Rogal prior to his appointment to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Yatinoo, Inc.

Date: March 26, 2009	By:	/s/ Francis P. Magliochetti, Jr.
Name: Francis P. Magliochetti, Jr.
Title: Interim CEO